                                                                     EXHIBIT 4.2

                              LIQUID AUDIO, INC.

             SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

     This Second Amended and Restated Investor Rights Agreement (the "AGREEMENT") is made as of July 31, 1998 by and among Liquid Audio, Inc., a California corporation (the "COMPANY"), and the persons and entities listed on Exhibit A hereto (each individually an "INVESTOR", and collectively, the
---------
"INVESTORS").

                                   RECITALS
                                   --------

     A. The Company issued shares of its Series A Preferred Stock (the "SERIES A PREFERRED") pursuant to that certain Series A Preferred Stock Purchase Agreement dated May 31, 1996 (the "SERIES A PURCHASE AGREEMENT") and shares of its Series B Preferred Stock (the "SERIES B PREFERRED") pursuant to that certain Series B Preferred Stock Purchase Agreement dated May 23, 1997 (the "SERIES B PURCHASE AGREEMENT"), by and among the Company and certain of the Investors that are parties thereto (the "PRIOR INVESTORS") and granted to the Prior Investors certain registration and information rights and rights of first offer under that certain First Amended and Restated Investor Rights Agreement by and among the Company and the Prior Investors dated as of May 23, 1997 (the "PRIOR RIGHTS AGREEMENT").

     B. The Company has granted to Silicon Valley Bank (the "SERIES B WARRANT HOLDER") a warrant to purchase up to an aggregate of 15,306 shares of Series B Preferred (the "SERIES B WARRANT"), which Series B Warrant provides, or will provide, for the grant of certain registration rights to the Series B Warrant Holder.

     C. The Company has agreed to grant to N2K, Inc. and Silicon Valley Bank (the "SERIES C WARRANT HOLDERS") warrants to purchase up to an aggregate of 53,403 shares of Series C Preferred as defined below (the "SERIES C WARRANTS", together with the Series B Warrants, the "WARRANTS"), which Series C Warrants provide, or will provide, for the grant of certain registration rights to the Series C Warrant Holders.

     D. The Company has agreed to issue shares of the Company's Series C Preferred Stock (the "SERIES C PREFERRED") pursuant to that certain Series C Preferred Stock Purchase Agreement, dated as of even date herewith (the "SERIES C PURCHASE AGREEMENT") by and among the Company and certain of the Investors (the "SERIES C INVESTORS"). The Series C Purchase Agreement provides that, as a condition to the Series C Investors' purchase of Series C Preferred thereunder, the Company will enter into this Agreement and the Series C Investors will be granted the rights set forth herein.

     E. The Company and the Prior Investors desire for the Series C Investors to purchase the Series C Preferred Stock and, to induce such purchase and to grant such rights, desire to enter into this Agreement in order to amend, restate and replace their rights and obligations under the Prior Rights Agreement with the rights and obligations set forth in this Agreement.

     F. Section 15(b) of the Prior Rights Agreement provides that holders of a majority of the Preferred Stock and Conversion Stock (as such terms are defined in the Prior Rights Agreement) may, with the prior written consent of the Company, waive, modify or amend, on behalf of all of the Prior Investors, any provisions of the Prior Rights Agreement, provided the effect thereof will be that all such persons will be treated in the same manner. The undersigned parties to this Agreement hold at least a majority of such Preferred Stock and Conversion Stock and the modifications to the Prior Rights Agreement provided for herein have such effect.

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, all parties hereto agree as follows:

     1.   CERTAIN DEFINITIONS.  All capitalized terms used and not otherwise
          -------------------
defined herein shall have the meanings given them in the Series C Purchase Agreement. As used in this Agreement, the following terms shall have the following respective meanings:

          "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          "COMMON STOCK" shall mean the Common Stock of the Company.

          "CONVERSION STOCK" means the Common Stock issued or issuable upon:
(i) the conversion of any shares of (A) Series A Preferred issued under the Series A Purchase Agreement; (B) Series B Preferred issued under the Series B Purchase Agreement; (C) Series B Preferred issued or issuable upon exercise of the Series B Warrant; (D) Series C Preferred issued under the Series C Purchase Agreement; and/or (E) Series C Preferred issued or issuable upon exercise of the Series C Warrants.

          "HOLDER(S)" shall mean: (i) any Investor holding Registrable Securities; and (ii) any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section
5.10 hereof; provided, however, that for the purposes of Sections 8 and 9 of
             --------  -------
this Agreement: (a) the holder of the Warrants issued to Silicon Valley Bank shall not be a Holder, and (b) the holder of the Series C Warrant issued to N2K, Inc. shall not be a Holder until exercise of such Series C Warrant, in each case arising solely from the ownership of such Warrants.

          "INITIATING HOLDERS" shall mean any Holders who in the aggregate hold not less than forty percent (40%) of the outstanding Registrable Securities.

          "PREFERRED STOCK" shall mean the Series A Preferred, the Series B Preferred and the Series C Preferred.

          "REGISTRABLE SECURITIES" means the Conversion Stock and any Common Stock of the Company issued or issuable in respect of the Conversion Stock upon any stock split, stock dividend,

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recapitalization or similar event, or any Common Stock otherwise issuable with respect to the Conversion Stock; provided, however, that shares of Conversion
                                 --------  -------
Stock or other securities shall be treated as Registrable Securities only if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction and, provided further, that notwithstanding anything herein to the contrary, the
-------- -------
Conversion Stock issued or issuable upon conversion of Series B Preferred and/or Series C Preferred issued or issuable upon exercise of the Series B Warrant and/or the Series C Warrant, respectively, issued to Silicon Valley Bank, shall not constitute Registrable Securities for the purposes of Sections 5.1, 5.3, 5.4 or 15 of this Agreement.

          The terms "REGISTER", "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

          "REGISTRATION EXPENSES" shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 5.1, 5.2 and
5.3 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Holders.

          "RESTRICTED SECURITIES" shall mean the securities of the Company required to bear the legend set forth in Section 3 hereof.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          "SELLING EXPENSES" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and, except as set forth under "Registration Expenses", all fees and disbursements of counsel for any Holder.

     2.   RESTRICTIONS ON TRANSFERABILITY.  The Preferred Stock, the Conversion
          -------------------------------
Stock and any other securities issued in respect of the Preferred Stock or the Conversion Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. The Investors will cause any proposed purchaser, assignee, transferee, or pledgee of any such shares held by the Investors to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

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     3.   RESTRICTIVE LEGEND.  Each certificate representing:  (i) the Preferred
          ------------------
Stock, (ii) the Conversion Stock, and (iii) any other securities issued in respect of the Preferred Stock or the Conversion Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 4 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. COPIES OF THE AGREEMENTS COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

Each Investor and/or Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Preferred Stock or the Common Stock in order to implement the restrictions on transfer established in this Agreement.

     4.   NOTICE OF PROPOSED TRANSFERS.  The holder of each certificate
          ----------------------------
representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 4. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than: (i) a transfer not involving a change in beneficial ownership; (ii) in transactions involving the distribution without consideration of Restricted Securities by the Investor to any of its partners, or retired partners, or to the estate of any of its partners or retired partners; (iii) in transactions involving the transfer without consideration of Restricted Securities by the Investor during his lifetime by way of gift or on death by will or intestacy; (iv) in transactions involving the transfer or distribution of Restricted Securities by a corporation to any subsidiary, parent or affiliated corporation of such corporation; or (v) in transactions in compliance with Rule 144 (provided that the holder provides a statement of circumstances to indicate that Rule 144 is applicable)), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail and shall be accompanied, at such holder's expense, by either: (i) an unqualified written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act; or (ii) a "no action" letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 3 above, except that such certificate shall not bear such restrictive legend if: (i) in the opinion of counsel for such holder and the Company, such legend is not required in order to establish compliance with any provision of the Securities Act; (ii) such transfer is made pursuant to Rule 144(k); or (iii) such transfer is otherwise made pursuant to Rule 144 and counsel for the Company does not deem it necessary to require such legend.

     5.   REGISTRATION.
          ------------

          5.1  Requested Registration.
               ----------------------

               (a)  Requested Registration.  In case the Company shall receive
                    ----------------------
from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to not less than twenty-five percent (25%) of the outstanding shares of the Registrable Securities, or any lesser number of shares if the anticipated aggregate offering price, before underwriting discounts and commissions, would exceed five million dollars ($5,000,000), the Company will:

                    (i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

                    (ii) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 5.1:

                           (A)  In any particular jurisdiction in which the
Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                           (B)  Prior to the earlier of May 31, 1999 or one
hundred eighty (180) days after the effective date of the Company's first registered pubic offering of its stock;

                           (C)  If the Company, within ten (10) days of the
receipt of the request of the Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within ninety (90) days of receipt of such request (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan);

                           (D)  During the period starting with the date of
filing of, and ending on the date one hundred eighty (180) days immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

                           (E)  After the Company has effected two (2) such
registrations pursuant to this Section 5.1(a), and such registrations have been declared or ordered effective; or

                           (F)  If the Company shall furnish to such Initiating
Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, in which case the Company's obligation to use its best efforts to register, qualify or comply under this Section 5.1 shall be deferred for a period not to exceed ninety (90) days from the date of receipt of written request from the Initiating Holders, provided that the Company may not exercise this deferral right more than once per twelve (12) month period.

Subject to the foregoing clauses (A) through (F), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.

               (b)  Underwriting.  In the event that a registration pursuant to
                    ------------
Section 5.1 is for a public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 5.1(a)(i), that the right of any Holder to registration pursuant to Section 5.1 shall be conditioned upon such Holder's participation in such underwriting arrangements, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

     The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders, but subject to the Company's reasonable approval. Notwithstanding any other provision of this Section 5.1, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders requesting registration in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement; provided, however, that the number of shares of
                        --------  -------
Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

     If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of such registration, or such other shorter period of time as the underwriters may require.

          5.2  Company Registration.
               --------------------

               (a)  Notice of Registration.  If at any time or from time to time
                    ----------------------
the Company shall determine to register any of its equity securities, either for its own account or for the account of a security holder or holders, other than
(A) a registration relating solely to employee benefit plans, or (B) a registration relating solely to a Rule 145 transaction, the Company will:


                    (i)    promptly give to each Holder written notice thereof;
and
                    (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within thirty (30) days after receipt of such written notice from the Company, by any Holder.

               (b)  Underwriting.  If the registration of which the Company
                    ------------
gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 5.2(a)(i). In such event, the right of any Holder to registration pursuant to Section 5.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting shall be limited to the extent provided herein.

     All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 5.2, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration: (i) in the case of the Company's initial public offering, to zero; and (ii) in the case of any other offering, to an amount no less than twenty-five percent (25%) of all shares to be included in such offering; provided, however, that (x) any such limitation or
                           --------  -------
"cut-back" shall be first applied to all shares proposed to be sold in such offering other than for the account of the Company which are not Registrable Securities, and (y) notwithstanding clause (x), in no event shall any shares being sold by a shareholder exercising a demand registration right similar to that granted in Section 5.1 be excluded from such offering. The Company shall so advise all Holders and other holders distributing their securities through such underwriting, that the number of shares of Registrable Securities or other securities that may be included in the registration and underwriting shall be first allocated among all the Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holder at the time of filing the Registration Statement. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

     If any Holder or holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration and shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

               (c)  Right to Terminate Registration.  The Company shall have the
                    -------------------------------
right to terminate or withdraw any registration initiated by it under this
Section 5.2 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

          5.3  Registration on Form S-3.
               ------------------------

               (a) If any Holder or Holders who in the aggregate hold not less than twenty percent (20%) of the outstanding Registrable Securities request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities, the reasonably anticipated aggregate price to the public of which would equal or exceed five hundred thousand dollars ($500,000), and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as such Holder or Holders may reasonably request; provided, however, that the Company shall not be
                                --------  -------
required to effect more than two (2) registrations pursuant to this Section 5.3 in any twelve (12) month period. The Company shall inform other Holders of the proposed registration and offer them the opportunity to participate. In the event the registration is proposed to be part of a firm commitment underwritten public offering, the substantive provisions of Section 5.1(b) shall be applicable to each such registration initiated under this Section 5.3.

               (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 5.3:

                    (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                    (ii) if the Company, within ten (10) days of receipt of the request of the Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within ninety (90) days of receipt of such request (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan);

                    (iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                    (iv) if the Company shall furnish to such Holder or Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company or its shareholders for registration statements to be filed in the near future, in which case the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed ninety (90) days from receipt of the request to file such registration by such Holder or Holders, provided that the Company may not exercise this deferral right more than once per twelve (12) month period.

          5.4  Limitations on Subsequent Registration Rights.  From and after
               ---------------------------------------------
the Closing Date, the Company shall not enter into any agreement granting any holder, or prospective holder of any securities of the Company, registration rights with respect to such securities without the written consent of the holders of a majority of the Registrable Securities then outstanding, unless:
(i) such other registration rights are subordinate to the registration rights granted to the Holders hereunder; and (ii) the holders of such rights are subject to market standoff obligations no more favorable to such persons than those contained herein.

          5.5  Expenses of Registration.  All Registration Expenses incurred in
               ------------------------
connection with: (i) two (2) registrations pursuant to Section 5.1; (ii) all registrations pursuant to Section 5.2; and (iii) all registrations pursuant to
Section 5.3, shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered.

          5.6  Registration Procedures.  In the case of each registration,
               -----------------------
qualification or compliance effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

               (a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least one hundred twenty (120) days or until the distribution described in the registration statement has been completed, whichever occurs first;

               (b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered, such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such Holders and underwriters may reasonably request in order to facilitate the public offering of such securities;

               (c) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith, or as a condition thereto, to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

               (d) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriters of such offering; each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

               (e) Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

               (f) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities become effective: (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities; and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

          5.7  Indemnification.

               (a) The Company will indemnify each Holder of Registrable Securities included in a registration pursuant to this Agreement, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act, the Exchange Act, state securities law or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by any Holder, controlling person or underwriter and stated to be specifically for use therein; provided, however, that the foregoing
                                           --------  -------
indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the Commission at the time the registration statement becomes effective or the amended prospectus filed with the Commission pursuant to Rule 424(b) (the "FINAL PROSPECTUS"), such indemnity agreement shall not inure to the benefit of any underwriter, if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act, and if the Final Prospectus would have cured the defect giving rise to the loss, liability, claim or damage.

               (b) Each Holder will, if the Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, directors and partners and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, partners, persons, underwriters or controlling persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Holder under this Section 5.7(b) shall be limited in an amount equal to the net proceeds of the shares sold by such Holder.

               (c)  Each party entitled to indemnification under this Section
5.7 (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.7 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action, in which case the Indemnifying Party shall be relieved of its obligations under this Section 5.7 to the extent of such prejudice, and provided further that the Indemnifying Party shall not assume the defense for matters as to which representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them, but shall instead in such event pay the fees and costs of separate counsel for the Indemnified Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

               (d) If the indemnification provided for in this Section 5.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relevant intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case,
                                    --------  -------
(i) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (ii) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

          5.8   Information by Holder.  The Holder or Holders of Registrable
                ---------------------
Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

          5.9   Rule 144 Reporting.  With a view to making available the
                ------------------
benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

                (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

                (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

                (c) So long as a Holder owns any Restricted Securities, to furnish to such Holder forthwith upon request: (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public) and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); (ii) a copy of the most recent annual or quarterly report of the Company; and (iii) such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

          5.10  Transfer of Registration Rights.  The rights to cause the
                -------------------------------
Company to register securities granted to Investors under Sections 5.1, 5.2 and
5.3 may be assigned to a transferee or assignee in connection with any transfer or assignment of Preferred Stock or Registrable Securities by the Investor provided that: (i) such transfer may otherwise be effected in accordance with applicable securities law; (ii) such assignee or transferee acquires at least one hundred thousand (100,000) shares of Preferred Stock and/or Conversion Stock held by the assignor or transferor (as adjusted for recapitalizations, stock splits and the like) or such lesser number, if it constitutes all such shares held by the assignor or transferor; (iii) written notice is promptly given to the Company; and (iv) such transferee agrees to be bound by the provisions of this Agreement. Notwithstanding the foregoing, the rights to cause the Company to register securities may be assigned to: (A) any affiliated partnership or constituent partner or retired partner of an Investor which is a partnership;
(B) an officer, director or shareholder or a subsidiary, parent or affiliated corporation of an Investor which is a corporation; or (C) a spouse, lineal descendant or ancestor or trust for the benefit of an Investor who is an individual, without compliance with item (ii) above, provided that written
                                                     --------
notice thereof is promptly given to the Company and the transferee agrees to be bound by the provisions of this Agreement.

          5.11  Termination of Registration Rights.  The rights granted pursuant
                ----------------------------------
to Sections 5.1, 5.2 and 5.3 of this Agreement shall terminate as to any Holder upon the earliest of: (i) such time as such Holder can sell all of its Registrable Securities pursuant to Rule 144(k) promulgated under the Securities Act; or (ii) five (5) years after the effective date of the Company's first registered public offering of its stock (other than a registration of securities in a Rule 145 transaction or with respect to any employee benefit plan).

     6.   FINANCIAL INFORMATION.
          ---------------------

          6.1 The Company will provide the following reports to each holder of shares of Preferred Stock and/or Conversion Stock:

                (a) As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of operations and of cash flow and shareholders' equity of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles and setting forth, in each case in comparative form, the figures for the previous fiscal year, all in reasonable detail and audited by independent public accountants of national standing selected by the Company, and a capitalization table in reasonable detail for such fiscal year.

                (b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of operations and of cash flows of the Company and its subsidiaries for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles (other than for accompanying notes), subject to changes resulting from year-end audit adjustments, in reasonable detail and signed by the principal financial or accounting officer of the Company, and a capitalization table in reasonable detail for such quarterly period.

          6.2 The Company will provide the following reports to each holder of at least one hundred fifty thousand (150,000) shares of Preferred Stock and/or Conversion Stock (as adjusted for recapitalizations, stock splits and the like):

               (a) At least thirty (30) days after the beginning of each fiscal year, a budget adopted by the Company's Board of Directors for the fiscal year, prepared on a monthly basis, and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

               (b) Within thirty (30) days after the end of the first and second monthly accounting period in each quarter, a consolidated condensed balance sheet of the Company and its subsidiaries, if any, as of the end of each such monthly period, and consolidated condensed statement of operations of the Company and its subsidiaries for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles (other than for accompanying notes), subject to changes resulting from year end audit adjustments, together with a statement of the chief financial or accounting officer of the Company explaining any differences from the budget for such monthly accounting period, and signed by the principal financial or accounting officer of the Company.

     7.   VISITATION AND INSPECTION.
          -------------------------

          7.1 The Company will afford to each holder of at least five hundred thousand (500,000) shares of Preferred Stock and/or Conversion Stock (as adjusted for recapitalizations, stock splits and the like) (each such holder referred to herein as a "QUALIFIED INVESTOR") the right to have a non-voting representative attend all meetings of the Company's Board of Directors (the "BOARD"), subject to the Company's right to request in good faith that such representative excuse himself from executive sessions of the Board where a conflict of interest might be present and from any Board meeting or any part thereof if such exclusion is reasonably necessary to preserve the attorney-client privilege, and, upon request, to receive copies of all notices for and materials distributed at such meetings, as well as any proposed written actions by the Board concurrently with the distribution of such items to the Board.

          7.2 The Company will afford to each Qualified Investor the right, upon twenty (20) days advance notice, to meet periodically with the Company's principal executive officer or chief financial officer during normal business hours to discuss and make recommendations regarding the conduct of the Company's business and affairs.

     8.   RIGHT OF FIRST OFFER.
          --------------------

          8.1 The Company hereby grants to each Holder, the right of first offer to purchase its Pro Rata Share of New Securities (as defined in this Section 8) which the Company may, from time to time, propose to sell and issue. For purposes of this right of first offer, "PRO RATA SHARE" shall mean the ratio that: (i) the sum of the number of shares of Common Stock then held by such Holder and the number of shares of Common Stock issuable upon conversion of the Preferred Stock then held by such Holder or the Preferred Stock issuable upon exercise of the Warrants held by such Holder, bears to (ii) the sum of the total number of shares of Common Stock then outstanding and the number of shares of Common Stock issuable upon exercise or conversion of all the then outstanding securities exercisable for or convertible into, directly or indirectly, Common Stock.

          8.2 Except as set forth below, "NEW SECURITIES" shall mean any shares of capital stock of the Company, including Common Stock and any series of Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase said shares of Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for said shares of Common Stock or Preferred Stock. Notwithstanding the foregoing, "NEW SECURITIES" does not include: (i) the Conversion Stock; (ii) Common Stock offered to the public generally pursuant to a registration statement under the Securities Act; (iii) securities issued pursuant to the acquisition of another corporation or entity by the Company by merger, purchase of all or substantially all of the assets, or other reorganizations whereby the Company acquires substantially all the assets of such other corporation or entity, or the Company or its stockholders own more than fifty percent (50%) of the voting power of the surviving or successor corporation; (iv) up to 1,584,486 shares (as adjusted for recapitalizations, stock splits and the like, and net of any repurchases of stock or terminations or expirations of options, warrants or other rights) of the Company's Common Stock or related options, warrants or other rights to purchase such Common Stock issued to employees, officers and directors of, and consultants to, the Company, pursuant to arrangements approved by the Board of Directors of the Company; (v) stock issued pursuant to any rights, agreements or convertible securities, including without limitation options and warrants, provided that (x) such rights, agreements or convertible securities were outstanding prior to the date of this Agreement, or (y) the rights of first offer established by this Section 8 applied with respect to the initial sale or grant by the Company of such rights, agreements or convertible securities; (vi) stock issued in connection with any stock split, stock dividend or other recapitalization by the Company; (vii) the issuance of stock or warrants in connection with customary commercial leasing or lending transactions wherein such issuances in the aggregate do not exceed one percent (1%) of the then outstanding Common Stock of the Company in any calendar year; (viii) the issuance of the Series C Warrants to N2K, Inc. and Silicon Valley Bank and the Series C Preferred issuable upon exercise of the Series C Warrants; or (ix) the issuance of Series A Preferred pursuant to the Series A Purchase Agreement, Series B Preferred pursuant to the Series B Purchase Agreement and/or Series C Preferred pursuant to the Series C Purchase Agreement.

          8.3 In the event the Company proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the amount and type of New Securities, and the price and terms upon which the Company proposes to issue the same. Each Holder shall have twenty (20) days from the date of receipt of any such notice to agree to purchase up to its respective Pro Rata Share of such New Securities for the price and upon the terms specified in the notice by giving written notice of the Company and stating therein the quantity of New Securities to be purchased.

          8.4 In the event all of the New Securities are not elected to be purchased by the Holder pursuant to Section 8(c) above, the Company shall have one hundred and twenty (120) days thereafter to sell the New Securities not elected to be purchased by Holders at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company's notice.

In the event the Company has not sold the New Securities within said one hundred and twenty (120) day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities in the manner provided above.

     9.   ISSUANCES TO EMPLOYEES AND CONSULTANTS.  Unless otherwise determined
          --------------------------------------
by the Board of Directors, following the Closing (as defined in the Series C Purchase Agreement), the Company shall not issue shares of Common Stock or other securities of the Company or any option, warrant or right to acquire such shares to any of its employees, officers, directors or consultants which vest on a schedule other than twenty-five percent (25%) vesting at the end of the first year of the holder's employment or services with the Company and the remaining seventy-five percent (75%) vesting on a monthly basis over the following thirty-six (36) months, with unvested shares repurchasable by the Company or its assignee, at cost, upon termination of the holder's employment or services with the Company for any reason. No shares of Common Stock or other securities of the Company issued to employees, officers, directors and consultants of the Company shall be transferable other than to the Company or the Holders prior to vesting, and all such shares shall be subject to market standoff agreements at least as restrictive as those set forth in Section 11 hereof in connection with the initial public offering of the Company's securities. All such shares shall be subject to a right of first refusal held, initially, by the Company and, secondarily if the Company does not exercise its right, by the Holders, pro rata in proportion to the number of shares of Preferred Stock and Conversion Stock held by each.

     10.  TERMINATION OF COVENANTS.  The covenants set forth in Sections 6, 7,
          ------------------------
8, 9 and 13 shall terminate and be of no further force or effect upon the consummation of a firm commitment underwritten public offering or at such time as the Company (or if the Company is acquired, the survivor) is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, whichever shall occur first.

     11.  STANDOFF AGREEMENT.  In connection with the initial public offering of
          ------------------
the Company's securities, each Investor and Holder agrees, upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration, as may be requested by the underwriters, provided that all officers and directors of the Company who own stock of, or hold options to purchase stock of, the Company and all other persons who hold one percent (1%) or more of the then outstanding capital stock of the Company also agree to such restrictions. The Investors and Holders agree that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this Section 11.

     12.  DETERMINATION OF SHARE AMOUNTS AND PERCENTAGES.  For the purpose of
          ----------------------------------------------
determining the minimum holdings set forth in this Agreement, including without limitation the minimum holdings pursuant to Sections 5.10, 6(b), 7(a) and 15(b), the following rules shall govern:

          12.1 All shares held by entities affiliated with the holder shall be deemed held by such holder, and any holder which is a partnership shall be deemed to hold any shares of Preferred Stock and/or Conversion Stock originally purchased by such holder and subsequently distributed to partners of such holder, but which have not been resold by such partners.

          12.2 When shares of Preferred Stock are counted together with shares of Conversion Stock or shares of Common Stock, shares of Preferred Stock shall be counted on an as converted into Common Stock basis, and the term "CONVERSION STOCK" shall mean only the shares of Common Stock which have been issued pursuant to conversion of Preferred Stock.

     13.  CERTAIN TRANSACTIONS.  The Company shall not enter into any: (i)
          --------------------
material agreement or transaction with any affiliate of the Company (as defined in Rule 144 promulgated under the Securities Act), other than a Series A Investor under the Series A Purchase Agreement, a Series B Investor under the Series B Purchase Agreement, or a Series C Investor under the Series C Purchase Agreement; (ii) sale or exclusive license, to any third party, of any intellectual property material to the Company; or (iii) repurchase of its Common Stock above cost, unless the Company, in addition to all consents and approvals that may be required by the Company's Bylaws and Restated Articles, also obtains the approval of a majority of the members of the Board of Directors of the Company who have been elected by the holders of Preferred Stock (either as a single class or together with the holders of Common Stock).

     14.  YEAR 2000 COMPUTER ISSUES.  The Company will use all commercially
          -------------------------
reasonable efforts: (a) to assure that any software, hardware, or firmware product, including, without limitation, embedded microcontrollers ("COMPUTER SYSTEMS") it currently uses and will use in the future are Year 2000 Compliant; and (b) to seek assurances that the Computer Systems of third parties on which the Company's business is dependent or with which the Company has a significant business relationship (including, without limitation, vendors, service providers, landlords, and strategic relationship co-parties) are Year 2000 Compliant (and take appropriate action if any Computer Systems of such third parties may not be Year 2000 Compliant), except to the extent that the failure of any such Computer Systems to be Year 2000 Compliant would not have a material adverse affect on the Company or its business, financial condition or prospects. For purposes of this Section 14, "YEAR 2000 COMPLIANT" shall mean that the applicable Computer System accurately processes date/time data, including, but not limited to, recording, storing, calculating, functioning, operating, sorting, comparing, and presenting calendar dates (including Leap Year dates and dates that may also be interpreted as so-called "magic numbers", such as "9999" instead of September 9, 1999) falling before, on, during and after (and, if applicable, spans of time including) January 1, 2000. "YEAR 2000 COMPLIANT" shall also mean that the applicable Computer System will process any information depending on or relating to such dates without loss of functionality, data integrity, or performance.

     15.  AMENDMENT.
          ---------

          15.1 Any provision of Section 5 of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding or deemed to be outstanding. Any amendment or waiver effected in accordance with this Section 15(a) shall be binding upon each Investor and each Holder of Registrable Securities at the time outstanding or deemed to be outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

          15.2 Except as expressly provided herein, no other Section of this Agreement may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that
                                                       --------  -------
holders of a majority of the Preferred Stock and Conversion Stock may, with the Company's prior written consent, waive, modify or amend on behalf of all holders any provisions hereof so long as the effect thereof will be that all such persons will be treated in the same manner.

          15.3 Notwithstanding the foregoing, any party who becomes a party to the Series C Purchase Agreement as a "PURCHASER" pursuant to Section 2.2 of the Series C Purchase Agreement shall become a party to this Agreement, as an Investor hereunder, by signing a signature page to this Agreement, without the need for any further consents, approval or signature of any party to this Agreement.

     16.  GOVERNING LAW.  This Agreement and the legal relations between the
          -------------
parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of California. The parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of California with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

     17.  ENTIRE AGREEMENT.  This Agreement constitutes the full and entire
          ----------------
understanding and agreement between the parties regarding the matters set forth herein and supersedes the Prior Rights Agreement in its entirety. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto.

     18.  NOTICES, ETC.  All notices and other communications required or
          ------------
permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery to the party to be notified twenty-four (24) hours after confirmed transmission of a facsimile, one (1) business day after deposit with a recognized overnight courier and four (4) business days after deposit in the U.S. mail, certified or registered, return receipt requested, addressed: (a) if to an Investor, at such Investor's address as set forth in Exhibit A attached
                                                           ---------
hereto, or at such other address as such Investor shall have furnished to the Company in writing in accordance with this Section 20, with a copy to special counsel to the Investors; (b) if to any other holder of Preferred Stock or Conversion Stock, at such address as such holder shall have furnished to the Company in writing in accordance with this Section 18, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder thereof who has so furnished an address to the Company; or (c) if to the

Company, at its principal office with a copy to Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304, Attn: Hank V. Barry, Esq.

     19.  COUNTERPARTS.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     20.  ATTORNEY'S FEES.  In the event of any action to enforce any of the
          ---------------
terms of this Agreement, the prevailing party shall be entitled to reimbursement from the non-prevailing party of its costs and expenses (including reasonable attorney's fees) incurred in connection therewith, in addition to all other remedies and relief to which such prevailing party is entitled.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first written above.

The Company:                        LIQUID AUDIO, INC.

                                    By:_________________________________________
                                       Gerald Kearby, President


The Investors:                      INVESTOR:



                                    By:_________________________________________
                                                      (signature)

                                    Name:_______________________________________
                                                     (please print)

                                    Title:______________________________________
                                                     (if applicable)



 [LIQUID AUDIO, INC. - SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]

                                   EXHIBIT A

                             SCHEDULE OF INVESTORS
                             ---------------------


                                                                                    Series A         Series B         Series C
                                                       For Notices:                 Preferred        Preferred        Preferred
              Name of Investor                        Send Copies To:                Shares           Shares           Shares
-------------------------------------------    -----------------------------    ---------------  ---------------  ---------------
Intel Corporation                              Intel Corporation                        763,398          612,245        1,140,065
2200 Mission College Blvd.                     2200 Mission College Blvd.
Santa Clara, CA 95052                          Santa Clara, CA 95052
Attn: Jim McCall                               Attn: Terri Remillard
Fax: (408) 765-6038                            Fax: (408) 765-7636

Metromedia Company                             Kluge & Company                               --               --          977,198
1 Meadowlands Plaza                            215 East 67th Street
East Rutherford, NJ 07073                      New York, NY 10021
Attn: Hadley Feldman                           Attn:  Vincent Santillo
Fax: (201) 531-2803

Vulcan Ventures, Inc.                                                                        --          510,204          488,599
110 110th Avenue NE
Suite 500
Bellevue, WA 98004
Attn: Ralph Derrickson

MediaOne Interactive Services, Inc.            MediaOne Group                                --               --          325,732
9000 East Nichols Avenue, Ste 100              5613 DTC Parkway, Ste 700
Englewood, CO  80112                           Englewood, CO 80111
Attn:  Natalie Egleston                        Attn: Jim Zerefos

The Phoenix Partners III                                                                     --          318,878           81,433
1000 Second Avenue, Suite 3600
Seattle, WA 98104
Attn:  David Johnston

The Phoenix Partners IV                                                                      --          318,878           81,433
1000 Second Avenue, Suite 3600
Seattle, WA 98104
Attn:  David Johnston

Presidio Venture Partners, LLC                                                               --               --          130,293
One California Street, Suite 2300
San Francisco, CA  94111
Attn:  Eva Boswell

Sumitomo Corporation                                                                         --               --           32,573
2-2 Hitotsubashi 1-chome
Chiyoda-ku, Tokyo 100
Japan
Attn:  Kazuyuki Inoue

                                                                                    Series A         Series B         Series C
                                                       For Notices:                 Preferred        Preferred        Preferred
              Name of Investor                        Send Copies To:                Shares           Shares           Shares
-------------------------------------------    -----------------------------    ---------------  ---------------  ---------------
Trans Cosmos USA, Inc.                                                                       --               --          162,866
777 108th Avenue NE
Bellevue, WA  98004
Attn:  Steve Clemons

Hummer Winblad Venture Partners II, LP                                                1,756,098          757,370           80,943
2 South Park, Second Floor
San Francisco, CA  94107
Attn:  Ann Winblad

Hummer Winblad Technology Fund II, LP                                                    62,198           26,825               --
2 South Park, Second Floor
San Francisco, CA 94107
Attn:  Ann Winblad

Hummer Winblad Technology Fund IIA, LP                                                   10,976            4,733              488
2 South Park, Second Floor
San Francisco, CA 94107
Attn:  Ann Winblad

WS Investment Company 98A                                                                    --               --            3,867
c/o Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304-1050

Dr. Yagyensh Pati                                                                            --               --            1,628
c/o Numerical Technologies
2630 Walsh Avenue
Santa Clara, CA  95051

Hank V. Barry                                                                                --               --              204
c/o Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304-1050

Itochu Corporation                                                                           --          459,183               --
S-1, Kita-Aoyama 2-chome
Minata-ku
Tokyo 107-8077
Japan
Attn:  Takeyuki Takada

Itochu Technology, Inc.                                                                      --           51,021               --
3100 Patrick Henry Drive
Santa Clara, CA 95054
Attn: Takayuki Fukuhara
Steven R. Holtzman                                                                      205,800               --               --
25 Roan Place
Woodside, CA 94062

                                                                                    Series A         Series B         Series C
                                                       For Notices:                 Preferred        Preferred        Preferred
              Name of Investor                        Send Copies To:                Shares           Shares           Shares
-------------------------------------------    -----------------------------    ---------------  ---------------  ---------------
Michael Boich                                                                           152,438               --               --
300 Stanford Avenue
Menlo Park, CA 94025

Platinum Venture Partners II, L.P.                                                           --          127,551               --
555 Twin Dolphin Drive
Redwood City, CA 94065
Attn: Michael Santer

Jacob Weil                                                                               76,218               --               --
744 Ramona Street
Palo Alto, CA 94301

F&W Investments 1996                                                                     22,863               --               --
c/o Fenwick & West LLP
Two Palo Alto Square, Suite 300
Palo Alto, CA 94306
Attn: Gordon K. Davidson

                                                               No. of Shares of              No. of Shares of
                                                              Series B Preferred            Series C Preferred
                                                             Stock issuable upon            Stock issuable upon
                                                             exercise of Series B          exercise of Series C
                    Warrant Holders                                Warrants                      Warrants
-------------------------------------------------------  ----------------------------  -----------------------------
Silicon Valley Bank                                                   15,306                          4,544
1731 Embarcadero Road, Suite 220
Palo Alto, CA 94303
Attn: Kathleen Borie
N2K, Inc.                                                                 --                         48,859
55 Broad Street, 10th Floor
New York, NY  10004

                                      -3-